Exhibit 17(b)
CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
We hereby consent to the inclusion of our opinion letter to (i) the special committee of the independent directors of the Board of Directors (the “Board”) of Blue Owl Capital Corporation III (“OBDE”) and (ii) the Board of OBDE, as Annex C to the Joint Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (file No. 333-281609) filed on the date hereof (the “Amended Registration Statement”) relating to the proposed merger of Cardinal Merger Sub Inc. (“Merger Sub”), a wholly-owned direct consolidated subsidiary of Blue Owl Capital Corporation (“OBDC”), with and into OBDE, with OBDE as the surviving company, after which OBDE will merge immediately with and into OBDC, and to the references to such opinion and the quotation or summarization of such opinion contained therein.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.
KEEFE, BRUYETTE & WOODS, INC.

Dated: October 11th, 2024

Keefe, Bruyette & Woods, Inc.